Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                          ) pertaining to the 2007 Stock Plan of SPARTA, Inc. (for the registration of 10,000,000 shares of common stock) of our report dated March 21, 2007 (except for the first three paragraphs in Note 8a, as to which the date is March 27, 2007), with respect to the consolidated financial statements of SPARTA, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Irvine, California
June 5, 2007